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                                                                     EXHIBIT 4.3


                       PRIMUS KNOWLEDGE SOLUTIONS, INC.

                         Registration Rights Agreement



                                     DATED
                                     AS OF

                               JANUARY 21, 2000

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                                   CONTENTS

     1.   Definitions.............................................  1
     2.   Request for Registration................................  2
     3.   Company Registration....................................  2
     4.   Obligations of the Company..............................  3
     5.   Furnish Information.....................................  4
     6.   Expenses of Registration................................  5
     7.   Underwriting Requirements...............................  5
     8.   Delay of Registration...................................  6
     9.   Indemnification.........................................  6
     11.  Assignment of Registration Rights.......................  8
     12.  Termination of Registration Rights......................  9
     14.  Miscellaneous...........................................  9
          14.1  Notices...........................................  9
          14.2  Amendments and Waivers............................  10
          14.3  Governing Law; Jurisdiction; Venue................  10
          14.4  Successors and Assigns............................  10
          14.5  Severability......................................  10
          14.6  Entire Agreement; Counterparts....................  10

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                       PRIMUS KNOWLEDGE SOLUTIONS, INC.

                         Registration Rights Agreement


     THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement") is entered into as of January 21, 2000, by and among Primus Knowledge Solutions, Inc., a Washington corporation (the "Company"), and the Investors listed on Schedule A hereto (the "Investors").

                                   RECITALS

     A. The Company is proposing to issue and sell newly authorized shares of its Common Stock (the "Common Stock") to the Investors.

     B. The Company and the Investors desire to enter into this Registration Rights Agreement to facilitate the resale of the Common Stock by the Investors.

                                   AGREEMENT

1.   Definitions

     For purposes of this Agreement, the following terms have the following meanings:

          (a) "Form S-1" means such form under the Securities Act of 1933, as amended (the "Act"), as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC;

          (b) "Holder" means any of the Investors, as well as any person owning or having the right to acquire Registrable Securities who is a party to this Agreement as of the date hereof or who may be added as a party pursuant to the terms of this Agreement, and any assignee thereof;

          (c) "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act and the declaration or order of effectiveness of such registration statement or document;

          (d) "Registrable Securities" means (i) any shares of Common Stock issued to the Investors pursuant to that certain Agreement and Plan of Merger dated
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January 8, 2000 by and among the Company, Austin Acquisition, Inc. and
2order.com,Inc. and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Common Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which its rights under this Agreement are not assigned and any Common Stock which the holder thereof is entitled to sell into the public market, together with all other Registrable Securities of the Company beneficially owned by such holder (and all Registrable Securities as to which such holder shares beneficial ownership) that is at the time of registration, transferable by the holder thereof in a single brokerage transaction under the provisions and within the volume limitations of Rule 144(e)(1) promulgated under the Act or any successor to such Rule;

          (e) "Registrable Securities then outstanding" means the number of shares of Common Stock outstanding which are Registrable Securities; and

          (f)  "SEC" means the Securities and Exchange Commission.

2.   Request for Registration

     (a) The Company shall, by April 15, 2000, file a Registration Statement on Form S-1 covering the resale of the Registrable Securities then outstanding.

     (b) The Company is obligated to effect only one registration on behalf of the Investors pursuant to this Section 2.

3.   Company Registration

     If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), the Company shall, at each such time, promptly give each Holder of Registrable Securities written notice of such registration. Upon the written request of each such Holder given within 20 days after the mailing of such notice by the Company, the Company shall, subject to the provisions of Section 7, use commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. In the event that the Company decides for any reason not

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to complete the registration of its stock or other securities other than
Registrable Securities, the Company shall have no obligation under this Section 3 to continue with the registration of Registrable Securities. Any request pursuant to this Section 3 to register Registrable Securities as part of an underwritten public offering of Common Stock shall specify that such Registrable Securities are to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration.

4.   Obligations of the Company

     Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of 25% of the Registrable Securities registered thereunder, keep such registration statement effective for up to 90 days.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request to facilitate the disposition of all securities covered by such registration statement.

          (d) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such registration shall also enter into and perform its obligations under such an agreement.

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          (f)  Notify each Holder of Registrable Securities covered by such registration statement, during the time when a prospectus is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) In the event of any underwritten public offering, at the request of any Holder selling Registrable Securities in such registration, furnish on the date that such Registrable Securities are delivered to the underwriters for sale in connection such registration (i) an opinion, dated such date, of legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by Company counsel to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

          (h) List the Registrable Securities being registered on any national securities exchange on which a class of the Company's equity securities is listed or qualify the Registrable Securities being registered for inclusion on Nasdaq if the Company does not have a class of equity securities listed on a national securities exchange.

          (i) Provide a transfer agent and registrar for the securities being registered and a CUSIP number, not later than the effective date of the registration statement.

5.   Furnish Information

     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registration of their Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

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6.   Expenses of Registration

     In connection with any registration pursuant to this Agreement, the Company shall be responsible for the payment of all reasonable expenses of the registration, with the exception of (a) underwriting discounts and commissions, if any, which shall be paid by the Company, the Holders and any other selling holders of the Company's securities in proportion to the aggregate value of the securities offered for sale by each of them, and (b) the fees and expenses of more than one law firm acting as counsel to the selling Holders selected by a majority in interest of the selling Holders, which additional counsel, if any, shall be paid by the Holder or Holders that engage such counsel. The expenses to be paid by the Company shall include, without limitation, all registration, filing and qualification fees, printing and accounting fees, the fees and disbursements of counsel for the Company and the fees and disbursements of one counsel for the selling Holders.

7.   Underwriting Requirements

     The Company shall not be required under Section 3 to include any of the Holders' securities in an underwritten offering of the Company's securities unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it. If the underwriters advise the Company that marketing factors require a limitation on the number of Registrable Securities to be included in such offering, then the Company shall so advise all Holders of Registrable Securities that would otherwise have been underwritten pursuant to Section 3, and the number of shares, including Registrable Securities, that may be included in the registration shall be apportioned first to the Company, then to selling Holders according to the total amount of Registrable Securities requested to be sold in such registration by such Holders, then pro rata among any other selling shareholders according to the total amount of securities otherwise entitled to be included therein owned by each such other selling shareholder, or in such other proportions as shall mutually be agreed to by such selling shareholders; provided that in no event shall the amount of securities of the selling Holders included in the registration be reduced below 30% of the total amount of securities included in such registration, unless such registration is the initial public offering of the Company's securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and provided no other shareholder's securities are included.

8.   Delay of Registration

     No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration of the Company as the result of any controversy

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that might arise with respect to the interpretation or implementation of this
Agreement.

9.   Indemnification

     In the event any Registrable Securities are included in a registration statement under this Agreement:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any actual expenses (including legal fees and costs), losses, claims, damages (including settlement amounts) or liabilities (joint or several) (collectively, "Losses") to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such Losses arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto, untrue in light of the circumstances under which they were made, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law. The Company will reimburse (as incurred) each such Holder, underwriter or controlling person for any Losses reasonably incurred by them in connection with investigating or defending any Violations; provided, however, that the indemnity agreement contained in this Section 9(a) shall not apply to amounts paid in settlement of any claims for Violations if such settlement is made without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any Losses that arise out of or are based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by, or on behalf of, any such Holder, underwriter or controlling person.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company and its officers, directors, agents and employees, each underwriter and each other Holder selling securities in such registration statement, and any person who controls any of the foregoing within the meaning of the Act or the 1934 Act, against any Losses to which the Company or such

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officer, director, agent, employee, or underwriter or other selling Holder or controlling person may become subject under the Act, the 1934 Act or other federal or state law, insofar as such Losses arise out of or are based upon any Violation that occurs in reliance upon and in conformity with written information furnished by, or on behalf of, such Holder expressly for use in connection with such registration; and each such Holder will reimburse (as incurred) any Losses reasonably incurred by the Company or its officers, directors, agents, employees, or underwriters or other selling Holders or controlling persons in connection with investigating or defending any Violations; provided, however, that (i) the indemnity agreement contained in this Section 9(b) shall not apply to amounts paid in settlement of any claims for Violations if such settlement is made without the consent of the Holder, which consent shall not be unreasonably withheld and (ii) the obligations of such Holders shall be limited to an amount equal to the net proceeds after expenses and commissions to each such Holder of Registrable Securities sold as contemplated herein, except in the case of willful fraud by such Holder.

          (c) Promptly after receipt of notice of the commencement of any action (including any governmental action), an indemnified party will, if a claim is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the opinion of counsel for the indemnifying party, representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in the proceeding. The failure to deliver written notice to the indemnifying party within a reasonable period of time after notice of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 9 to the extent such failure is prejudicial to its ability to defend such action, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 9.

          (d) If the indemnification provided for in this Section 9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of

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the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violations that resulted in such Losses as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this Section 10(d) exceed the net proceeds after expenses and commissions to each such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the Violation resulting in such Losses relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation.

          (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          (f) The obligations of the Company and Holders under this Section 9 shall survive the completion of any offering of Registrable Securities and the termination of Registration Rights pursuant to Section 12.

11.  Assignment of Registration Rights

     The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a transferee or assignee of such securities of at least 100,000 shares of Registrable Securities (as appropriately adjusted for stock splits, stock dividends, combinations and similar events), who shall, upon such transfer or assignment, be deemed a "Holder" under this Agreement; provided that the Company is, within a reasonable period of time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and provided further that the transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of
Section 13 below.

12.  Termination of Registration Rights

     The registration rights granted under Sections 2 and 3 of this Agreement shall:

     (a) Terminate as to all Holders on the second anniversary of the date of this Agreement; and

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     (b)  Terminate as to any Holder at such time as the Registrable Securities held by such Holder may be sold in any three-month period without registration pursuant to Rule 144(k) promulgated by the SEC under the Act.

13.  Market Standoff Agreement

     Upon the request of the Company or the underwriters managing any underwritten public offering of the Company's securities, the Holder and any transferee or assignee agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities or other securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing in such form as may be requested by the underwriters at the time of the public offering. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period. Notwithstanding the foregoing, the provisions of this Section 13 shall not apply to any Holder until 90 days after the effective date of the registration statement filed by the Company pursuant to Section 2 hereof.

14.  Miscellaneous

     14.1  Notices

     Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) upon confirmation of receipt by fax by the party to be notified, (c) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), or (d) five days after deposit with the United States Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party on the signature page, or at such other address as such party may designate by 10 days' advance written notice to the other parties given in the foregoing manner.

     14.2  Amendments and Waivers

     Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Additional Holders may be

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added to this Agreement with such consent by adding a signature page executed by such additional Holder.

     14.3  Governing Law; Jurisdiction; Venue

     This Agreement shall be governed by and construed under the laws of the state of Washington without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement.

     14.4  Successors and Assigns

     The terms and conditions of this Agreement shall inure to the benefit of and be binding on the respective successors and assigns of the parties as provided herein.

     14.5  Severability

     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     14.6  Entire Agreement; Counterparts

     This Agreement constitutes the entire agreement between the parties about its subject and supersedes all prior agreements. This Agreement may be executed in two or more counterparts, which together shall constitute one instrument.

[Signature pages follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              PRIMUS KNOWLEDGE SOLUTIONS, INC.




                              By:  /s/ Michael A. Brochu
                                 ---------------------------------------
                                   Michael A. Brochu
                              Its: President and Chief Executive Officer

                              Address:    1601 Fifth Avenue
                                          Seattle, WA 98101

                              Fax:        (206) 292-1825
                              Telephone:  (206) 292-1000

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                                  SCHEDULE A
                                  ----------

                                   INVESTORS

Scott D. Geller

Donald L House

Larry and Beth Greenberg

Emory Geller

Shelia Christofalos

Robert Nees

James Nothan

Chris Stark

Evelyn Ashley

Oak Investment Partners VII, L.P.

Oak VII Affiliates Fund, L.P.

Intelligent Systems Corporation

Live Oak Equity Partners, L.P.

David Black

Dave Arnold

Gerry Balboni

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